Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

A. William Stein	John J. Stewart
Interim Chief Executive Officer	Senior Vice President
and Chief Financial Officer	Investor Relations
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY REPORTS SECOND QUARTER 2014 RESULTS

San Francisco, Calif. (July 29, 2014) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center and colocation solutions, announced today financial results for the second quarter of 2014. All per share results are shown on a diluted share and unit basis.

Highlights

•	Reported FFO per share of $1.20 in 2Q14, compared to $1.22 in 2Q13;

•	Reported core FFO per share of $1.21 in 2Q14, compared to $1.19 in 2Q13;

•	Signed leases during 2Q14 expected to generate $35 million in annualized GAAP rental revenue;

•	Improved portfolio occupancy 70 basis points to 92.8% in 2Q14, compared to 92.1% in 1Q14; and

•	Raised 2014 core FFO per share outlook to $4.85-$4.95 from the prior range of $4.80-$4.90.

Financial Results

Revenues were $401 million for the second quarter of 2014, a 3% increase over the previous quarter and a 10% increase over the same quarter last year.

Adjusted EBITDA was $234 million for the second quarter of 2014, consistent with the previous quarter and a 5% increase over the same quarter last year.

Funds from operations (“FFO”) on a diluted basis was $165 million in the second quarter of 2014, or $1.20 per share, compared to $1.22 per share in the first quarter of 2014 and second quarter of 2013.

Excluding certain items that do not represent core expenses or revenue streams, second quarter 2014 core FFO was $1.21 per share compared to $1.28 per share in the first quarter of 2014, and $1.19 per share in the second quarter of 2013.

Net income for the second quarter of 2014 was $61 million, and net income available to common stockholders was $42 million, or $0.31 per diluted share, compared to $0.26 per diluted share in the first quarter of 2014 and $0.37 per diluted share in the second quarter of 2013.

Leasing Activity

“I am pleased with the solid activity we saw during the second quarter, with new lease signings totaling $35 million of annualized GAAP rental revenue and strong results from our new sales initiatives,” commented Interim Chief Executive Officer and Chief Financial Officer Bill Stein. “Our mid-market segment continues to gain traction, and our colocation product offering generated good results with over $5 million in signed revenue during the quarter. In addition, we benefited from generally stable-to-slightly-improved pricing across product types and regions.”

“Digital Realty’s data center solutions enable the mission-critical exchange of data and real-time analytics. We are encouraged to see increased demand for these services driven by strong underlying market dynamics and consistently improving data center fundamentals. Against this backdrop, we remain focused on sharp execution against our strategic priorities, including improving overall portfolio ROIC and recycling capital to ensure disciplined real estate portfolio management.”

The weighted-average lag between leases signed during the second quarter of 2014 and the contractual commencement date was seven months.

In addition to new leases signed, Digital Realty also signed renewal leases representing $10 million of annualized GAAP rental revenue during the quarter. Rental rates on renewal leases signed during the second quarter of 2014 increased 9% on a cash basis and over 14% on a GAAP basis.

New leases signed during the second quarter of 2014 by region and product type are summarized as follows:

	Annualized GAAP Rent (in thousands)	Square Feet	GAAP Rent / Sq. Ft.	MW	GAAP Rent / kW
North America
Turn-Key Flex	$20,448	157,425	$130	11.6	$147
Powered Base Building	—	—	—	—	—
Colocation	5,019	23,992	209	2.2	194
Non-Technical	2,014	72,804	28	—	—

Total	$27,481	254,221	$108	13.8	$154

Europe(1)
Turn-Key Flex	—	—	—	—	—
Colocation	450	2,210	204	0.2	185
Non-Technical	50	1,003	49	—	—

Total	$499	3,213	$155	0.2	$185

Asia Pac(1)
Turn-Key Flex	$6,879	25,173	$273	2.8	$205
Colocation	201	697	289	0.1	305
Non-Technical	—	—	—	—	—

Total	$7,080	25,870	$274	2.9	$201

Grand Total	$35,061	283,304	$124	16.9	$163

(1)	Based on quarterly average exchange rates during the three months ended June 30, 2014.

Investment Activity

As previously announced, in April 2014, Digital Realty sold a single-tenant asset to the user for approximately $42 million, generating net proceeds of approximately $38 million. Digital Realty recognized a gain on this sale of approximately $16 million in the second quarter of 2014.

Balance Sheet

Digital Realty had approximately $4.9 billion of total debt outstanding as of June 30, 2014, comprised of $4.3 billion of unsecured debt and approximately $0.6 billion of secured debt. At the end of the second quarter of 2014, net debt-to-Adjusted EBITDA was 5.1x, debt-plus-preferred-to-total-enterprise-value was 42.4% and fixed charge coverage was 3.1x.

Subsequent to quarter-end, S&P revised its outlook on the company to stable from negative and affirmed ‘BBB’ corporate credit rating on the company, ‘BBB’ rating on the senior unsecured debt, and ‘BB+’ rating on the preferred stock.

Revised 2014 Outlook

Digital Realty raised its 2014 core FFO per share outlook to $4.85-$4.95 from the prior range of $4.80-$4.90.

As of mid-July 2014, the company has achieved the Incremental Revenue from Speculative Leasing target embedded in prior guidance. The full-year target for Incremental Revenue from Speculative Leasing has been raised by an additional $5-$10 million for the year.

The remaining assumptions underlying the revised core FFO per share outlook are summarized as follows.

	As of February 24, 2014	As of May 6, 2014	As of July 29, 2014
Internal Growth
Rental Rates on Renewal Leases
Cash Basis	Roughly flat	Roughly flat	Roughly flat
GAAP Basis	Modestly positive	Modestly positive	Modestly positive
Year-end portfolio occupancy	N/A	92.0%-93.0%	93.0% - 93.5%
“Same-capital” cash NOI growth(1)	N/A	4.0%-5.0%	4.0% - 5.0%
Operating Margin	25-75 bps < historical run-rate	25-75 bps < historical run-rate	25-75 bps < historical run-rate
Incremental Revenue from Speculative Leasing(2)	$20-$30 million	$10-$15 million	$5 - $10 million
Overhead Load(3)	75-85 bps on total assets	75-85 bps on total assets	75-85 bps on total assets

External Growth
Acquisitions
Dollar Volume	$0-$400 million	$0-$400 million	$0 - $200 million
Cap Rate	7.5%-8.5%	7.5%-8.5%	7.5% - 8.5%
Dispositions
Dollar Volume	N/A	N/A	$42 - $400 million
Cap Rate	N/A	N/A	0.0% - 12.0%
Joint Ventures
Dollar Volume	$0-$400 million	$40-$400 million	$40 - $400 million
Cap Rate	6.75%-7.25%	6.75%-7.25%	6.75% - 7.25%
Development
CapEx	$600-$800 million	$600-$800 million	$775 - $850 million
Average Stabilized Yields	10.0% - 12.0%	10.0% - 12.0%	10.0% - 12.0%
Enhancements and Other Non-recurring CapEx(4)	$85-$90 million	$85-$90 million	$85 - $90 million
Recurring CapEx + Capitalized Leasing Costs(5)	$75-$80 million	$75-$80 million	$85 - $90 million

Balance Sheet
Preferred Equity
Dollar Amount	$100-$250 million	$365 million	$365 million
Pricing	8.0%-8.5%	7.375%	7.375%
Timing	Early 2014	Early 2014	Early 2014
Long-Term Debt
Dollar Amount	$700-$900 million	$700-$900 million	$700 - $900 million
Pricing	4.75%-5.50%	4.75%-5.50%	4.75% - 5.50%
Timing	Early 2014	Mid-2014	Mid-2014
Core Funds From Operations
$ / Share	$4.75-$4.90	$4.80-$4.90	$4.85 - $4.95

(1)	The “same-capital” pool includes properties owned as of December 31, 2012 with less than 5% of total rentable square feet under development. It also excludes properties that were undergoing, or were expected to undergo, development activities in 2013-2014. NOI is defined as rental revenue and tenant reimbursement revenue less rental property operating and maintenance expenses, property taxes and insurance expenses (as reflected in the statement of operations), and cash NOI is NOI less straight-line rents and above- and below-market rent amortization.
(2)	Incremental revenue from speculative leasing represents revenue expected to be recognized in the current year from leases that have not yet been signed.
(3)	Overhead load is defined as General & Administrative expense divided by Total Assets.
(4)	Other non-recurring CapEx represents costs incurred to enhance the capacity or marketability of operating properties, such as network fiber initiatives, the build-out of an additional sub-station or installation of a new security system, in addition to major remediation costs on recently-acquired properties, whether or not contemplated in the original acquisition underwriting. Other non-recurring CapEx also includes infrequent and major component replacements.
(5)	Recurring CapEx represents non-incremental improvements required to maintain current revenues, including second-generation tenant improvements and leasing commissions. Capitalized leasing costs include capitalized leasing compensation as well as capitalized internal leasing commissions.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including FFO, core FFO and Adjusted EBITDA. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release. A reconciliation from U.S. GAAP net income available to common stockholders to Adjusted EBITDA, a definition of Adjusted EBITDA, a definition of debt-plus-preferred-to-total-enterprise-value, and a definition of fixed charge coverage ratio are included as an attachment to this press release.

Investor Conference Call

Prior to Digital Realty’s conference call today at 5:30 p.m. EDT / 2:30 p.m. PDT, Digital Realty will post a presentation to the Investors section of the company’s website at http://investor.digitalrealty.com. The presentation is designed to accompany the discussion of its second quarter 2014 financial results and operating performance. The conference call will feature: Interim Chief Executive Officer and Chief Financial Officer A. William Stein; Chief Investment Officer Scott Peterson; Senior Vice President of Sales & Marketing Matt Miszewski; and Vice President of Finance Matt Mercier.

To participate in the live call, investors are invited to dial +1 (877) 870-4263 (for domestic callers) or +1 (412) 317-0790 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at http://investor.digitalrealty.com.

Telephone and webcast replays will be available through Digital Realty’s website. The telephone replay can be accessed one hour after the call by dialing +1 (877) 344-7529 (for domestic callers) or +1 (412) 317-0088 (for international callers) and providing the conference ID# 10047665. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. supports the data center and colocation strategies of more than 600 firms across its secure, network-rich portfolio of data centers located throughout North America, Europe, Asia and Australia. Digital Realty’s clients include domestic and international companies of all sizes, ranging from financial services, cloud and information technology services, to manufacturing, energy, gaming, life sciences and consumer products. www.digitalrealty.com

Additional information about Digital Realty is included in the Company Overview, available on the Investors page of Digital Realty’s website at www.digitalrealty.com. The Company Overview is updated periodically, and may disclose material information and updates. To receive e-mail alerts when the Company Overview is updated, please visit the Investors page of Digital Realty’s website.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center and colocation space; pricing, volume and pipeline; market dynamics and data center fundamentals; our strategic priorities, including improving ROIC and capital recycling; rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods; rental rates on future leases; lag between signing and commencement; cap rates and yields; credit ratings; and the company’s revised 2014 FFO, core FFO and net income outlook and underlying assumptions. These risks and uncertainties include, among others, the following: the impact of current global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates, increased operating costs or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and development space; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating Revenues:
Rental	$313,420	$285,953	$619,206	$567,352
Tenant reimbursements	85,687	76,681	169,308	152,598
Fee income	1,466	728	2,649	1,534
Other	873	140	873	388

Total operating revenues	401,446	363,502	792,036	721,872

Operating Expenses:
Rental property operating and maintenance	126,796	106,706	244,692	212,186
Property taxes	20,595	19,374	42,720	40,416
Insurance	1,896	2,238	4,318	4,443
Construction management	121	294	285	678
Change in fair value of contingent consideration	766	(370)	(2,637)	930
Depreciation and amortization	137,092	115,867	267,712	227,490
General and administrative	20,321	17,891	50,999	33,842
Transactions	755	1,491	836	3,254
Other	651	17	651	53

Total operating expenses	308,993	263,508	609,576	523,292

Operating income	92,453	99,994	182,460	198,580
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	3,477	2,330	6,058	4,665
Gain on insurance settlement	—	5,597	—	5,597
Gain on sale of property	15,945	—	15,945	—
Gain on contribution of property to unconsolidated joint venture	—	—	1,906	—
Interest and other income	(83)	(6)	1,644	35
Interest expense	(49,146)	(47,583)	(96,520)	(95,661)
Tax expense	(1,021)	(210)	(2,859)	(1,413)
Loss from early extinguishment of debt	(293)	(501)	(585)	(501)

Net Income	61,332	59,621	108,049	111,302
Net income attributable to noncontrolling interests	(993)	(1,145)	(1,798)	(2,115)

Net Income Attributable to Digital Realty Trust, Inc.	60,339	58,476	106,251	109,187
Preferred stock dividends	(18,829)	(11,399)	(30,555)	(19,453)

Net Income Available to Common Stockholders	$41,510	$47,077	$75,696	$89,734

Net income per share available to common stockholders:
Basic	$0.31	$0.37	$0.58	$0.70
Diluted	$0.31	$0.37	$0.58	$0.70
Weighted average shares outstanding:
Basic	133,802,622	128,419,745	131,183,857	127,437,970
Diluted	133,977,885	128,623,076	131,320,547	127,627,496

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$688,664	$693,791
Acquired ground leases	14,868	14,618
Buildings and improvements	9,056,305	8,680,677
Tenant improvements	500,392	490,492

Total investments in properties	10,260,229	9,879,578
Accumulated depreciation and amortization	(1,778,768)	(1,565,996)

Net investments in properties	8,481,461	8,313,582
Investment in unconsolidated joint ventures	92,619	70,504

Net investments in real estate	8,574,080	8,384,086
Cash and cash equivalents	80,926	56,808
Accounts and other receivables, net	161,495	181,163
Deferred rent	436,443	393,504
Acquired above-market leases, net	47,181	52,264
Acquired in-place lease value and deferred leasing costs, net	470,620	489,456
Deferred financing costs, net	36,914	36,475
Restricted cash	39,778	40,362
Other assets	62,794	51,627

Total Assets	$9,910,231	$9,685,745

LIABILITIES AND EQUITY
Global revolving credit facility	$374,641	$724,668
Unsecured term loan	1,034,830	1,020,984
Unsecured senior notes, net of discount	2,897,068	2,364,232
Exchangeable senior debentures	—	266,400
Mortgage loans, net of premiums	552,696	585,608
Accounts payable and other accrued liabilities	636,783	662,687
Accrued dividends and distributions	—	102,509
Acquired below-market leases, net	118,432	130,269
Security deposits and prepaid rents	161,500	181,876

Total Liabilities	5,775,950	6,039,233

Equity:
Stockholders’ equity	4,091,722	3,610,516
Noncontrolling interests	42,559	35,996

Total Equity	4,134,281	3,646,512

Total Liabilities and Equity	$9,910,231	$9,685,745

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income available to common stockholders	$41,510	$34,186	$47,077	$75,696	$89,734
Adjustments:
Noncontrolling interests in operating partnership	873	693	936	1,566	1,760
Real estate related depreciation and amortization(1)	135,938	129,496	114,913	265,434	225,603
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	1,802	1,628	797	3,430	1,630
Gain on sale of property	(15,945)	—	—	(15,945)	—
Gain on contribution of properties to unconsolidated joint venture	—	(1,906)	—	(1,906)	—

FFO available to common stockholders and unitholders(2)	$164,178	$164,097	$163,723	$328,275	$318,727

Basic FFO per share and unit	$1.20	$1.25	$1.25	$2.45	$2.45
Diluted FFO per share and unit(2)	$1.20	$1.22	$1.22	$2.41	$2.37
Weighted average common stock and units outstanding
Basic	136,615	131,143	130,974	133,894	129,937
Diluted(2)	137,912	138,162	137,787	137,979	137,676

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	137,092	130,620	115,867	267,712	227,490
Non-real estate depreciation	(1,154)	(1,124)	(954)	(2,278)	(1,887)

	$135,938	$129,496	$114,913	$265,434	$225,603

(2)	At June 30, 2013, we had no series D convertible preferred shares outstanding, as a result of the conversion of all remaining shares on February 26, 2013, which calculates into 949 common shares on a weighted average basis for the six months ended June 30, 2013. For all periods presented, we have excluded the effect of dilutive series E, series F, series G and series H preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F, series G and series H preferred stock, as applicable, which we consider highly improbable. In addition, we had a balance of $0, $266,400 and $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 1,122, 6,806 and 6,610 common shares on a weighted average basis for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively, and were exchangeable for 3,948 and 6,600 common shares on a weighted average basis for the six months ended June 30, 2014 and June 30, 2013, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FFO available to common stockholders and unitholders	$164,178	$164,097	$163,723	$328,275	$318,727
Add: 5.50% exchangeable senior debentures interest expense	675	4,050	4,050	4,725	8,100

FFO available to common stockholders and unitholders — diluted	$164,853	$168,147	$167,773	$333,000	$326,827

Weighted average common stock and units outstanding	136,615	131,143	130,974	133,894	129,937
Add: Effect of dilutive securities (excluding series D convertible preferred stock and 5.50% exchangeable senior debentures)	175	213	203	137	190
Add: Effect of dilutive series D convertible preferred stock	—	—	—	—	949
Add: Effect of dilutive 5.50% exchangeable senior debentures	1,122	6,806	6,610	3,948	6,600

Weighted average common stock and units outstanding — diluted	137,912	138,162	137,787	137,979	137,676

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FFO available to common stockholders and unitholders — diluted	$164,853	$168,147	$167,773	$333,000	$326,827
Termination fees and other non-core revenues(3)	(873)	(2,047)	(140)	(2,920)	(388)
Gain on insurance settlement	—	—	(5,597)	—	(5,597)
Significant transaction expenses	755	81	1,491	836	3,254
Loss from early extinguishment of debt	293	292	501	585	501
Change in fair value of contingent consideration(4)	766	(3,403)	(370)	(2,637)	930
Equity in earnings adjustment for non-core items	—	843	—	843	—
Severance accrual and equity acceleration(5)	260	12,430	—	12,690	—
Other non-core expense adjustments(6)	651	—	17	651	53

CFFO available to common stockholders and unitholders — diluted	$166,705	$176,343	$163,675	$343,048	$325,580

Diluted CFFO per share and unit	$1.21	$1.28	$1.19	$2.49	$2.36

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5)	Relates to severance charges related to the departure of the company’s former Chief Executive Officer.
(6)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Net income available to common stockholders	$41,510	$34,186	$47,077
Interest	49,146	47,374	47,583
Loss from early extinguishment of debt	293	292	501
Taxes	1,021	1,838	210
Depreciation and amortization	137,092	130,620	115,867

EBITDA	229,062	214,310	211,238
Change in fair value of contingent consideration	766	(3,403)	(370)
Severance accrual and equity acceleration	260	12,430	—
Gain on sale of property	(15,945)	—	—
Gain on contribution of properties to unconsolidated joint venture	—	(1,906)	—
Noncontrolling interests	993	805	1,145
Preferred stock dividends	18,829	11,726	11,399

Adjusted EBITDA	$233,965	$233,962	$223,412

A reconciliation of the range of 2014 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.07 – 1.17
Add:
Real estate depreciation and amortization	$3.95
Less:
Dilutive impact of exchangable debentures	($0.04)
Gain on sale/contributions	($0.23)

Projected FFO per diluted share	$4.75– 4.85
Adjustments for items that do not represent core expenses and revenue streams	$0.10

Projected core FFO per diluted share	$4.85– 4.95

Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

EBITDA and Adjusted EBITDA

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, gain on sale of property, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. Adjusted EBITDA is EBITDA excluding straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, gain on sale of property, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

Additional Definitions

Net debt-to-Adjusted EBITDA ratio is calculated using total debt at balance sheet carrying value less unrestricted cash and cash equivalents divided by the product of Adjusted EBITDA multiplied by four.

Debt-plus-preferred-to-total-enterprise-value is mortgage debt and other loans plus preferred stock divided by mortgage debt and other loans plus the liquidation value of preferred stock and the market value of outstanding Digital Realty Trust, Inc. common stock and Digital Realty Trust, L.P. units, assuming the redemption of Digital Realty Trust, L.P. units for shares of Digital Realty Trust, Inc. common stock.

Fixed charge coverage ratio is Adjusted EBITDA divided by the sum of GAAP interest expense, capitalized interest, scheduled debt principal payments and preferred dividends. For the quarter ended June 30, 2014, GAAP interest expense was $49.1 million, capitalized interest was $4.9 million and scheduled debt principal payments and preferred dividends was $21.8 million.

Credit ratings may not reflect the potential impact of risks relating to the structure or trading of the company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. The company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. An agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from the rating agencies.